EXHIBIT 10.5

May 11, 2009

Michael F. Newborg, Executive Director

University of Connecticut Health Center

Center for Science and Technology Commercialization

263 Farmington Ave

Farmington, CT 06030-6207

Re:	License Agreement between University of Connecticut Health Center (“UConn”) and Antigenics Inc. effective May 25, 2001, as amended (the “Agreement”)

Dear Dr. Newborg:

As you are aware, Antigenics and UConn have been in good faith negotiations regarding our proposal of a potential [**] in certain annual license fee terms per section 3.1 of the Agreement and an [**] in certain milestone payments per section 3.2.

This letter serves to memorialize the parties’ agreement to extend the date for Antigenics to fulfill its obligations under section 3.1 of the Agreement until June 15, 2009, while the parties continue their current negotiations to amend the terms of the Agreement.

All other obligations of the parties under the Agreement shall remain in force.

Please confirm your agreement by kindly signing and returning one fully executed version of this letter to: Antigenics Inc., 3 Forbes Road, Lexington, MA 02421, Attention: Legal Department.

Sincerely,

/s/ Karen Valentine
Karen Valentine Vice President and General Counsel

Acknowledged and Agreed:

University of Connecticut Health Center

By:	/s/ Michael F. Newborg
Title:	Michael F. Newborg, Executive Director

Date: 5/11/09

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.